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                                   EXHIBIT 8.


                        Consent of Coopers & Lybrand LLP





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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 3 dated May 1, 1997 on Form S-6 (File Nos. 33-90208; 811-8993) of our report dated February 18, 1997, on our audit of the financial statements of Acacia National Life Insurance Company as of and for the years ended December 31, 1996 and 1995 and our report dated March 14, 1997, on our audit of the financial statements of Acacia National Variable Life Insurance Separate Account I as of and for the year ended December 31, 1996 and for the period December 1, 1995 to December 31, 1995. We also consent to the reference to our Firm under the caption "Experts."

                                        /s/ Coopers & Lybrand L.L.P.

Washington, D.C.
April 28, 1997